UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		May 8, 2009

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI		49684
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04          Triggering Events That Accelerate or Increase a Direct Financing Obligation.

On February 12, 2009, Aurora Oil & Gas Corporation (the “Company”) and certain subsidiaries, as guarantors, entered into a second forbearance agreement to the Senior Secured Credit Facility (the “Second Forbearance Agreement”) with BNP Paribas ("BNP") and the lenders.  The Second Forbearance Agreement expired on April 30, 2009.  On May 8, 2009 (but as of May 1, 2009), the Company and certain subsidiaries entered into a forbearance and tolling agreement (the “Forbearance and Tolling Agreement”) with BNP and the lenders under the Senior Secured Credit Facility and D.E. Shaw Laminar Portfolios, LLC (“Laminar”) and the lenders under the Second Lien Term Loan.  In accordance with the Forbearance and Tolling Agreement, during the period from May 1, 2009 until and including June 15, 2009 (the “Forbearance and Tolling Period”), BNP and Laminar and all lenders will forbear and refrain from (i) accelerating any loans outstanding under the Senior Secured Credit Facility or Second Lien Term Loan and (ii) taking any other enforcement action under the Senior Secured Credit Facility or Second Lien Term Loan at law or otherwise as a result of certain designated defaults or potential defaults, provided the Company complies with the forbearance covenants (collectively, the “Forbearance Covenants”).

A summary of the Forbearance Covenants are as follows: (i) the Company shall retain and employ a financial advisor, (ii) the Company shall provide monthly updates to BNP and Laminar on the Company’s detailed budget, (iii) the Company shall deliver to BNP and Laminar prior week aggregated cash balances on or before the last business day of the current week, (iv) the Company must obtain prior written approval of BNP and Laminar to farmout an asset or sell any assets for more than $200,000, (v) the Company shall provide BNP and Laminar notice of any unwritten or written expressions of interest with respect to the purchase of assets of the Company or any of its subsidiaries for an amount in excess of $2.0 million, (vi) the Company and its financial advisor shall participate in weekly conference calls with BNP and Laminar and the lenders during which a financial officer of the Company must provide updates on restructuring, sale prospects, and cost reduction efforts, (vii) the Company must deliver to BNP and Laminar copies of any detailed audit reports, management letters, or recommendations submitted to the board of directors, (viii) the Company shall deliver to BNP and Laminar on or before the twentieth business day of each month, a detailed monthly financial reporting package for the previous month that shall include an account payable aging, status of working capital, monthly production reports and lease operating statements, and (ix) the Company and the financial advisor shall deliver to BNP and Laminar such additional information regarding the business, financial or corporate affairs of the Company or any subsidiary, or compliance with the terms of the Senior Secured Credit Facility and Second Lien Term Loan, as BNP or Laminar or the lenders may from time to time reasonably request. The Company’s failure to comply with the Forbearance Covenants will terminate the Forbearance and Tolling Agreement and allow the lenders to exercise any or all of their rights and remedies purportedly provided to them under the Senior Secured Credit Facility and Second Lien Term Loan.

As part of the Second Forbearance Agreement the Company executed additional mortgages and other security instruments which gave the lenders liens on 100% of all oil and gas properties, promissory notes, all significant overriding royalties, and all significant farmout agreements (collectively “Additional Collateral Transfers”).  The Forbearance and Tolling Agreement extended the period of time that the Company can assert that the Additional Collateral Transfers were preferential transfers under Section 547 of the United States Bankruptcy Code until and including June 15, 2009. Termination of the Forbearance and Tolling Agreement will not alter the tolling of the time periods set forth in Section 547 of the Bankruptcy Code.

On October 6, 2008 the Company received a notice of default from Laminar with respect to the Second Lien Term Loan.  Pursuant to the terms of the Intercreditor Agreement, dated August 20, 2007 between the Second Lien Term Loan lenders and the Senior Secured Credit Facility lenders, Laminar and the lenders were required to provide notification to the Senior Secured Credit Facility lenders and cannot take any enforcement or similar actions against the Company or its property for at least 180 days after providing notification ("Standstill Period"). Laminar and the lenders provided notification to the Senior Secured Credit Facility lenders on November 24, 2008.  The Standstill Period expires May 23, 2009.  The Forbearance and Tolling Agreement has extended the Standstill Period until 10 days after the end of the Forbearance and Tolling Period.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.22
Forbearance and Tolling Agreement dated May 1, 2009, among Aurora Oil & Gas Corporation, as Borrower, BNP Paribas, as Administrative Agent for the Senior Secured Credit Facility Lenders, the Senior Secured Credit Facility Lenders, D.E. Shaw Laminar Portfolios, LLC, as Administrative Agent for the Second Lien Term Loan Lenders, and the Second Lien Term Loan Lenders.

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: May 11, 2009	/s/ William W. Deneau
By: William W. Deneau
Its: Chief Executive Officer